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                                                    EXHIBIT 99

    inTEST SETTLES PATENT INFRINGEMENT SUIT WITH REID-ASHMAN



     CHERRY HILL, NEW JERSEY - April 3, 2000: inTEST Corporation (NASDAQ: INTT), of Cherry Hill, New Jersey, and inTEST IP Corp., of Wilmington, Delaware, announced that on March 31, 2000, they entered into a settlement of their patent infringement lawsuit instituted against Reid-Ashman Manufacturing, Inc., of St. George, Utah.

     The lawsuit, filed in the Federal District Court for the District of Delaware on April 16, 1999, related to inTEST's U.S. Patent No. 4,589,815 and the reexamination of that patent, issued as U.S. Patent No. B1 4,589,815 (collectively "the '815 patent"). The '815 patent is titled "Electronic Test Head Positioner For Test Systems" and generally relates to automated testing equipment, including necessary docking products, used in the testing of electronic devices.

     Under the terms of the settlement, Reid-Ashman acknowledges that with respect to its existing docking products the '815 patent is valid. Also, as a result of the settlement of the litigation, Reid-Ashman is now a licensee under the '815 patent and will pay royalties to inTEST under the license for the continued sale of Reid-Ashman's current design of docking products.

     inTEST Corporation is a leader in the design and manufacture of docking hardware, test head manipulators, tester interfaces and temperature management products which are used with automatic test equipment (ATE) by semiconductor manufacturers during the testing of wafers and packaged devices. The Company also designs and markets related ATE interface products including high performance test sockets and interface boards. Headquartered in Cherry Hill, New Jersey, the Company has manufacturing facilities in New Jersey, California, Massachusetts, the UK, and Singapore and design, sales, service and support offices in New Jersey, California, Massachusetts, Arizona, Texas, Oregon, the UK, Japan and Singapore.